EXHIBIT 21.1

SUBSIDIARIES OF
THE FIRST BANCSHARES, INC.

The First Bank
(a Mississippi state-chartered bank)

The First Bancshares Statutory Trust 2
(Delaware statutory trust)

The First Bancshares Statutory Trust 3
(Delaware statutory trust)

FMB’S Capital Trust 1

HF Air, LLC